Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
November 18, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces

Sale of its Pennsylvania Midstream Assets

HOUSTON, November 18, 2010—Cabot Oil & Gas Corporation (NYSE:COG) today announced the sale of its Pennsylvania midstream assets to Williams Field Services Company, LLC (WFS), a subsidiary of Williams Partners L.P. (NYSE:WPZ), for consideration of $150 million plus a 25-year gathering agreement. The transaction is scheduled to close during December 2010, subject to normal and customary closing conditions and regulatory clearance.

In the deal, Cabot is selling approximately 75 miles of gathering pipelines and two existing compressor stations that the Company has installed and constructed over the last three years. The transaction also establishes a 25-year firm gathering arrangement between Cabot and WFS whereby WFS will in the next two years:

•	Complete construction of a 32-mile 24” high pressure pipeline to Transco from Cabot’s Lathrop Station

•	Build about 65 miles of various 16” to 24” trunk lines in Susquehanna County

•	Construct two additional compressor stations with a total of 40,000 horsepower, and

During the term of the agreement:

•	Connect all Cabot drilling program wells with 8” and 10” gathering lines

•	Deliver Cabot production to five interstate pipeline delivery points.

“With the exceptional well success we have seen in our Marcellus operations, we needed to adjust the way we thought about infrastructure and take-away capacity going forward,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Williams Partners L.P. is one of the premier mid-stream providers that has the capabilities to help us make a significant step change in the way we develop this resource and execute our program.”

The new Williams Marcellus Gathering System will create takeaway capacity for Cabot of approximately 1.2 Bcf per day off the existing leasehold during the next two to three years with its planned expansions and will invest in excess of $150 million in 2011. “This agreement will displace roughly $75 million annually in planned infrastructure expenditures by Cabot during 2012-2015 along with eliminating the need for infrastructure investment in 2011,” commented Dinges. “This planned level of investment by Cabot would not have provided us the takeaway capacity proposed under the Williams agreement.”

Additionally, as part of this new arrangement, Cabot has increased its firm takeaway capacity to the Williams Partners’ Transco Pipeline just south of Susquehanna County. The new level is 350 Mmcf per day, up from 150 Mmcf per day announced in February, 2010.

“We are excited to form this relationship and create enhanced value for both companies’ shareholders,” added Dinges. “The inflow of cash will also reduce our spending deficit for 2010.”

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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